Exhibit 99.1

CTI BioPharma Announces Appointment of Diane Parks to Its Board of Directors

– Biopharma Commercial Leader Brings Significant Expertise Launching Novel Oncology Therapies –

SEATTLE, WA, August 24, 2021 - CTI BioPharma Corp. (Nasdaq: CTIC) today announced the appointment of Diane Parks to its Board of Directors. Ms. Parks has overseen the launch of numerous hematology and cancer therapies at large pharmaceutical and biotech companies, including Kite Pharma, Amgen, and Genentech.

“Diane is an accomplished leader with considerable experience driving the successful planning, launch, and commercialization of new medicines in hematology and oncology,” said Laurent Fischer, M.D., Chairman of the Board of CTI Biopharma. “We are pleased to have Diane join CTI’s Board of Directors at this pivotal time as we advance our JAK2/IRAK-1 inhibitor pacritinib towards a potential U.S. approval for the treatment of patients with myelofibrosis later this year.”

“I am excited to collaborate with CTI’s Board of Directors and management team as they continue to execute on commercial preparation activities to potentially launch pacritinib this year,” said Ms. Parks. “I share CTI’s dedication to delivering new treatment options for patients with blood cancers who are underserved by existing therapies, and I look forward to contributing strategic counsel that draws upon my extensive commercial hematology and oncology experiences.”

Throughout Ms. Parks’ biopharma industry career spanning more than three decades, she has held a variety of commercial leadership positions. As Senior Vice President, Head of U.S. Commercial at Kite Pharma (acquired by Gilead for $11.9 billion), Ms. Parks led the launch and “go to market” strategic planning and execution for YESCARTA®, the first CAR-T therapy for relapsed or refractory large B-cell lymphoma. As Vice President, Head of Global Marketing at Pharmacyclics (acquired by AbbVie for $21 billion), she oversaw the development and execution of all marketing strategies, as well as data insights to inform commercial decision making, for IMBRUVICA® for the treatment of Waldenstrom’s macroglobulinemia and chronic lymphocytic leukemia. At Amgen, she led the nephrology and hospital sales teams and launched three products, including for colorectal cancer and idiopathic thrombocytopenia, in the academic hospital market. In a variety of roles at Genentech

(acquired by Roche for $46.8 billion), including Senior Vice President, Specialty Biotherapeutics and Managed Care, she led sales, marketing, and other commercial operations activities and launched multiple products. Currently, Ms. Parks serves on the Board of Directors of Calliditas Therapeutics AB, Soligenix, TriSalus Life Sciences, Kura Oncology, and the Lymphoma Research Foundation. She holds a B.S. from Kansas State University and an M.B.A. from Georgia State University.

About Myelofibrosis and Severe Thrombocytopenia

Myelofibrosis is bone marrow cancer that results in formation of fibrous scar tissue and can lead to severe thrombocytopenia and anemia, weakness, fatigue and enlarged spleen and liver. Patients with severe thrombocytopenia are estimated to make up more than one-third of patients treated for myelofibrosis, or approximately 17,000 people in the United States and Europe. Severe thrombocytopenia, defined as blood platelet counts of less than 50,000 per microliter, has been shown to result in overall survival rates of just 15 months. Thrombocytopenia in patients with myelofibrosis is associated with the underlying disease but has also been shown to correlate with treatment with ruxolitinib, which can lead to dose reductions, and as a result, may potentially reduce clinical benefit. Survival in patients who have discontinued ruxolitinib therapy is further compromised, with an average overall survival of seven to 14 months. Myelofibrosis patients with severe thrombocytopenia have limited treatment options, creating a significant area of unmet medical need.

About Pacritinib

Pacritinib is an investigational oral kinase inhibitor with specificity for JAK2, IRAK1, and CSF1R, but not JAK1. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia, and lymphoma. In addition to myelofibrosis, the kinase profile of pacritinib suggests its potential therapeutic utility in conditions such as acute myeloid leukemia (AML), myelodysplastic syndrome (MDS), chronic myelomonocytic leukemia (CMML), and chronic lymphocytic leukemia (CLL), due to its inhibition of c-fms, IRAK1, JAK2 and FLT.

About CTI BioPharma Corp.

We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. We concentrate our efforts on treatments that target blood-related cancers where there is an unmet medical need. In particular, we are focused on developing and commercializing pacritinib, our product candidate currently in active late-stage development, for the treatment of adult patients with myelofibrosis, and in response to the COVID pandemic, severe COVID-19 disease. We are headquartered in Seattle, Washington.

CTI BioPharma Forward-Looking Statements

Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to conduct and complete clinical trials in our currently anticipated timeframes; our ability to successfully demonstrate the safety and efficacy of pacritinib; our expectations regarding the completion and outcome of our PACIFICA Phase 3 trial and our PRE-VENT Phase 3 trial; the risk that the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval; the risk that the FDA may determine that the benefit/risk profile of pacritinib in the PRE-VENT Phase 3 trial does not support approval or requires additional clinical data for approval; the risk that pacritinib may fail in its development through our PACIFICA and PRE-VENT trials; our ability to receive regulatory approval for pacritinib pursuant to the accelerated approval pathway or at all; the risk that pacritinib may be delayed to a point where it is not commercially viable; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials; and those risks more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:

Argot Partners

+212-600-1902

cti@argotpartners.com